EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4400	(208) 368-5584

MICRON TECHNOLOGY STRENGTHENS ITS PARTNERSHIP
WITH NANYA TECHNOLOGY CORPORATION

BOISE, Idaho, Oct. 12, 2008 – Micron Technology, Inc., today announced that it is expanding its partnership with Nanya Technology Corporation and signing a definitive agreement to acquire Qimonda AG’s 35.6 percent ownership stake in Inotera Memories, Inc., a leading Taiwanese DRAM memory manufacturer, for $400 million in cash. To help fund the purchase price, Micron has obtained $285 million in term loan financing commitments from strategic sources at favorable terms.

In the current Qimonda and Nanya partnership, Inotera operates two state-of-the-art 300 millimeter wafer fabrication facilities producing a total of 120,000 wafers per month. Under the agreement, Micron will acquire access to half of the total manufacturing capacity of Inotera, with the other half allocated to Nanya. Micron will also share its industry-leading Stack DRAM technology with Inotera for the production of Stack DRAM products for Micron and Nanya.

“This new relationship with Inotera will increase Micron’s competitiveness by further leveraging our current MeiYa joint venture with Nanya,” said Steve Appleton, Micron Chairman and CEO. “Micron will gain greater scale in DRAM, reduce our operating expenses per wafer and have access to a very cost competitive operation.”

The transaction will be completed in two stages, with Micron purchasing half of Qimonda’s stake, or about 18 percent of Inotera, for $200 million in cash within approximately the next week — subject to certain government approvals and other customary conditions. The remaining approximate 18 percent stake in Inotera will be acquired upon receipt of Taiwan Federal Trade Commission approval and other customary conditions.

Following the acquisition, Qimonda's share of Inotera's capacity will be ramped down over a period of months. In conjunction with the acquisition, Micron anticipates entering into a series of agreements with Nanya to restructure the previously announced MeiYa joint venture, taking into account its new relationship with Nanya in Inotera. It is anticipated that both parties will cease future resource commitments to MeiYa and redirect those resources to Inotera.

“Working with Micron on the MeiYa joint venture has been a positive experience for Nanya, and we look forward to broadening our relationship,” said Dr. Jih Lien, Nanya President. “Both Nanya and Micron have proven records of developing cost-effective leading memory solutions, and we expect to build on this foundation with our Inotera relationship.”

About Micron

Micron Technology, Inc. is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, NAND flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking, and mobile products. Micron's common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

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Micron and the Micron orbit logo are trademarks of Micron Technology, Inc. All other trademarks are the property of their respective owners.

This document contains forward-looking statements including statements related to reductions in operating expenses, the timing of the closing of the first stage of the transaction, the decreasing share of Inotera capacity dedicated to Qimonda, and  Micron’s and Nanya’s plans for MeiYa. Forward-looking statements involve risks, uncertainties and assumptions. If any of these risks or uncertainties materializes or any of these assumptions prove incorrect, the parties may be unable to consummate the transactions contemplated and the results of Micron and its consolidated subsidiaries could differ materially from those express or implied by such forward-looking statements. The parties are under no duty to update any of the forward-looking statements after the date of this press release.

All statements other than any statements of historical facts are statements that could be deemed forward looking statements. The risks, uncertainties and assumptions referred to above include obtaining the necessary regulatory approvals, the ability of the parties to negotiate and sign mutually acceptable definitive agreements regarding the restructuring of MeiYa and the timing of signing any such agreements.